Exhibit (c)(19)

CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY
Goldman Sachs
INVESTMENT BANKING DIVISION
Project Baseball Preliminary Discussion Materials
Goldman, Sachs & Co.
January 10, 2017
Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY
Goldman Sachs
INVESTMENT BANKING DIVISION
Sensitivity of Exchange Ratios Based on $29.44 / Share in Cash Consideration
Last Braves Offer (20-Dec)
Midpoint
Exchange Ratio
0.5105 x 0.5228 x 0.523 x 0.524 x 0.525 x 0.526 x 0.527 x 0.528 x 0.529 x 0.530 x 0.531 x 0.532 x 0.533 x 0.534 x 0.535 x
October 20 $59.48 $60.20 $60.21 $60.27 $60.33 $60.39 $60.45 $60.51 $60.56 $60.62 $60.68 $60.74 $60.80 $60.86 $60.92 December 5 $57.60 $58.28 $58.29 $58.35 $58.40 $58.46 $58.51 $58.57 $58.62 $58.68 $58.73 $58.79 $58.85 $58.90 $58.96 December 19 $58.30 $58.99 $59.01 $59.06 $59.12 $59.18 $59.23 $59.29 $59.35 $59.40 $59.46 $59.52 $59.57 $59.63 $59.69 January 10 $58.33 $59.02 $59.03 $59.09 $59.15 $59.20 $59.26 $59.32 $59.37 $59.43 $59.49 $59.54 $59.60 $59.66 $59.71 Nominal Increase From Initial Offer (vs. $56.50 initial offer quoted value)¹
$ / Share $1.83 $2.52 $2.53 $2.59 $2.65 $2.70 $2.76 $2.82 $2.87 $2.93 $2.99 $3.04 $3.10 $3.16 $3.21 3.2% 4.5% 4.5% 4.6% 4.7%
4.8% 4.9% 5.0% 5.1% 5.2% 5.3% 5.4% 5.5% 5.6% 5.7% Economic Increase From Initial Offer (Assuming no change in Braves’ reference price)² $ / Share $2.98 $3.70 $3.71 $3.77 $3.83 $3.89 $3.95 $4.01 $4.06 $4.12 $4.18 $4.24 $4.30 $4.36 $4.42 5.3% 6.5% 6.6% 6.7% 6.8% 6.9% 7.0% 7.1% 7.2% 7.3% 7.4% 7.5% 7.6% 7.7% 7.8% Current Offer Premium Underlying Price / HUSP 20-Oct-2016 Share Price $47.17 23.7% 25.1% 25.2% 25.3% 25.4% 25.5% 25.6% 25.8% 25.9% 26.0% 26.1% 26.2% 26.4% 26.5% 26.6% Altria Based HUSP $51.82 12.6% 13.9% 13.9% 14.0% 14.1% 14.2% 14.4% 14.5% 14.6% 14.7% 14.8% 14.9% 15.0% 15.1% 15.2% US Focused Consumer Staples HUSP³ $46.78 24.7% 26.2% 26.2% 26.3% 26.4% 26.6% 26.7% 26.8% 26.9% 27.0% 27.2% 27.3% 27.4% 27.5% 27.6% S&P 500 HUSP $49.98 16.7% 18.1% 18.1% 18.2% 18.3% 18.5% 18.6% 18.7% 18.8% 18.9% 19.0% 19.1% 19.2% 19.4% 19.5%
Note: Assumes USD / GBP exchange rate of 1.2250 x as of 20-Oct-16, 1.2703 x as of 05-Dec-16, 1.2421 x as of 19-Dec-16, all per Braves offer letters and 1.2148 x as of 8am 10-Jan-17 as per Bloomberg.
Assumes 1,431mm diluted shares outstanding and net debt of $11,220mm as of 30-Sep-2016 balance sheet, all per Royals Management.
1 Represents difference between initial offer value of $56.50 / share (comprised of $24.13 / share in cash and a 0.5502x exchange ratio) as of 20-Oct-16 and latest offer of $29.44 / share in cash across exchange ratios priced as of 8am 10-Jan-17.
2 Represents difference between initial offer value of $56.50 / share (comprised of $24.13 / share in cash and a 0.5502x exchange ratio) as of 20-Oct-16 and latest offer of $29.44 / share in cash across exchange ratios priced as of 20-Oct-16.
3 US Focused Consumer Staples includes: CVS, TSN, WFM, HRL, SJM, SYY, DPS, CAG, CLX, CHD, HSY, CPB, MNST, WMT, COST, GIS, WBA, and K.
2